EXHIBIT 99.2

DATATRAK INTERNATIONAL, INCORPORATED

Moderator: Jeff Green
August 10, 2005
3:30 p.m. CT

Operator: Good afternoon and welcome, ladies and gentlemen, to the DATATRAK International Second Quarter 2005 Earnings Conference.

At this time, I would like to inform you that today’s conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference for questions and answers after the presentation.

Before beginning the conference call, DATATRAK management would like to remind you that discussing the company’s performance today, there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involves known and unknown risks and uncertainty. DATATRAK’s results or actions may differ materially from those projected in the forward-looking statement. For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see DATATRAK’s Form 10-K for the year ended December 31, 2004 filed with the FCC.

At this time, I would now like to turn the conference over to Dr. Jeff Green. Please go ahead.

Jeff Green: Thank you. Welcome everyone to our conference call for the second quarter of 2005. We will begin with our usual format involving some initial comments followed by plenty of time for questions and answers.

We will discuss four major topics today, which are, number one, financial results for the second quarter. Number two, some brief comments regarding the recent drug information association meeting held in Washington, D.C. in June. Number three, the highlighting of three significant announcements made by DATATRAK since the first quarter, including the first one, the creation of the connector between DATATRAK EDC and SAS (Drug Development). The second one, some additional comments regarding the recent awarding of $3.2 million worth of new projects. And the third one, a review of our recent announcement this week regarding the selection of DATATRAK Aware powered by SAS, by two customers involving three clinical trials valued at $550,000. The last major topic today is we’ll provide a few comments on our upcoming three-for-two share split and an update regarding the (CMBC) program featuring DATATRAK.

The first topic of discussions are the second quarter financial results. Revenue for the second quarter of 2005 was again a record at $3.7 million. This compares to $2.6 million for the second quarter of ’04, representing a 42 percent increase. The gross profit margin was 75 percent.

Our net income was $261,000 or four cents per share basic and three cents per share fully diluted. This compared with a net income of $89,000 or one-cent per share for the second quarter of 2004.

Revenue for the first half of 2005 was 7.4 million, which compared to 4.9 million for January to June of 2004 representing a 50 percent increase. Our net income for the first six months of 2005 was $793,000 or 12 cents per share basic and 10 cents per share fully diluted. This compared with a net loss for the same period a year ago of $6,000 or zero cents per share.

Our growth in SG&A expenses was 32 percent in the second quarter, compared with the same period last year and was 28 percent when comparing six month periods. Both are within the expectations we had for this perimeter moving from ’04 to ’05, which we stated would approximate 35 percent. Our cash position remains stable and was approximately $8.3 million at the end of the second quarter.

Backlog at the end of the second quarter was $17.9 million. Backlog at the same point in time in 2004 was $14.9 million. Backlog as of today currently stands at approximately 17.5 million.

The majority of the recently announced budgetary additions totaling approximately $3.8 million is still in the process of being contractually signed by both DATATRAK and its customers and is not yet included in the $17.5 million figure.

Our growth rates for the first half of 2005 were at 50 percent, and our gross profit margins are what we expected at 75 percent. Both parameters are in line with comfort ranges, which were communicated in February of this year. The majority of our focus right now is continuing to build momentum for 2006.

Looking over the first two quarters of this year, our revenue growth rates have varied between approximately 40 percent and 60 percent with an average in the middle of 50 percent. Based upon available information, we believe revenue growth rates for the year will approximate at the lower end of this range.

From the expense side, we will continue to make investments in three main areas throughout the remainder of 2005. These areas include continued infrastructure commitments in order to be able to scale to larger levels of business, expenditures focused on increased marketing initiatives which is an area where we have been weak in the past, and costs related to bringing the company into compliance with Sarbanes-Oxley requirements.

Major topic number two, highlights of the DIA Meeting held in June. The largest trade show in this industry was held in Washington, D.C. in June. DATATRAK had an exhibit at this meeting as we have for many years, and we also made a presentation in the session with SAS.

Several of our shareholders and select analysts also attended this meeting since it gives one a chance to survey the entire collection of service providers to the clinical trials industry in one location.

The general feeling from this meeting is that there is continued momentum behind EDC adoption by the clinical trials industry. EDC is no longer questioned as it was several years ago as almost everyone believes it is inevitable.

From our viewpoint, the industry has arrived at the next plateau of maturation, which is focused on which technology to select and why, who can best provide the proper services, who has the correct product visions, and how technology should be properly transitioned throughout their organizations as a substitute for paper methods.

As a side note related to this last topic of changing processes with technology verses paper, DATATRAK embarked on its first consulting engagement with our eMerge program, which is designed to help our customers maximize EDC value for their organizations and create appropriate eSOP’s, or standard operating procedures for their future trials. This initial program was a huge success, and we will likely have more orders for such efforts by the end of this year and into 2006.

At the DIA Meeting, DATATRAK had excellent name recognition throughout the industry as many stopped by our booth to comment on their awareness of our business progress, our relationship with SAS and our stock performance over the past year. Perhaps this heightened exposure is a benefit of being a public company.

Major topic number three, Discussion of Significant Announcements Since the First Quarter, the first announcement I would like to highlight pertains to the creation of the connector between DATATRAK EDC and (SAS Drug Development) made public on the first day of the DIA meeting. This accomplishment was a key step in making the integration with (SAS Drug Development) ready for production and eventually being automatic in its deployment.

Work began in February with a three-day strategy meeting at (SAS) with our German development team, and the connector was created in time for demonstration at the DIA meeting in late June.

As we stated in the press release related to this accomplishment, the existence of our unifier technology was crucial to satisfying this timeline and without these capabilities, we would never have finished so quickly.

We have previously discussed our proprietary unifier technology and although it is not yet a product in itself, this innovation has given us a competitive advantage in several areas, the connector with (SAS) being one of them.

The key takeaway point here is that it would be a mistake to make the assumption that every technology would be able to integrate so easily or even at all. Simply stating such in a press release is easy, executing and making it truly automatic and scalable is the difficult part.

Even with our head start with the unifier capabilities, it still took our experienced development team four months of hard work to make this advancement not counting the work that had to be done on the (SAS) side in parallel.

Some of our competitors have multiple in-house product offerings that are still not truly integrated in an automated fashion. Just because different applications are owned by the same company does not make – do not make the assumption that they are seamlessly integrated.

The bottom line of this summary is that true integration is hard work and this investment of time and money translates into competitive advantages.

The second announcement to be highlighted is the awarding of $3.2 million worth of new clinical trials from existing customers. The first point to make about this announcement emphasizes what we have been saying about our business model and changes in scope that are common in the clinical trials industry. The day after we made this announcement, this group of projects changed in scope by adding $200,000 to their value. A (wall) of history would indicate that these will not be the last changes.

With this type of dynamic nature existing in our business model, I hope you can appreciate how challenging it is to make specific projections, especially at this very early stage of our growth as a company.

The second point of this announcement was related to the one of the clients who left another technology in favor of DATATRAK because of overwhelming preference by teams who actually had to use the products on a day by day basis. User acceptance has always been one of our stronger assets and it repeated itself in this example.

The last point about this announcement helps tie together a change order that we have discussed for months. Approximately $850,000 of this $3.2 million growth in business, which really turned eventually into $3.4 million, was the long expected change order for a large ongoing international study. We had initially speculated this change order would be at the $4 million level, but the client decided not to expand the study to 10,000 patients, but elected to stay, at least for now, at 7,100.

The final announcement to discuss is the one from this week where two clients have elected to utilize DATATRAK Aware Powered by SAS in three clinical trials. Several important points about this deserve mention.

The most important point stresses the flexibility of this offering since these customers decided to take advantage of DATATRAK Aware Powered by SAS on a per trial basis. No setup costs or license fees are required and customers can simply elect to receive Aware delivered in their trial and following initial training move right into production.

I have to be honest and say that because of the quickness of the decisions, these situations run counter to what I have said before about longer selling cycles for the launching of DATATRAK Aware Powered by SAS. The longer selling cycles remain true for corporate wide decisions, but are not so when viewed on the per trial basis.

In this manner, this joint offering really can provide almost any customers what they want, big implementations or uses for an individual study. In a way, this offering levels the playing field for big and small pharmaceutical companies because the most efficient platform possible for data management and analysis no longer has significant infrastructure or personnel investment as a barrier. We are proud to be making this innovative offering possible together with (SAS).

The final point of this announcement is that one of these customers is strongly committed to traditional CDMS architecture from previous substantial investments of time, money and personnel. By gaining experience with DATATRAK Aware Powered by SAS, they will be able to compare both processes.

We believe that over time, this analysis will yield extremely revealing information regarding the time and cost of adapt availability with either pathway. It will be useful to the industry as a whole to be able to eventually summarize these results when it is possible.

We are very pleased that we have three customers focused on DATATRAK Aware Powered by SAS just six months into our relationship while we were building the connector at the same time.

Thought the commitments are not yet large in magnitude, the correct foundations are being laid for expansion both within these accounts and with pending accounts that may be observing to see how successful this offering can be.

We remain bullish on our DATATRAK Aware Powered by SAS relationship and that it is strategically positioning us for incremental growth above that currently being achieved with our core EDC offerings for 2006 and beyond.

The last topic and briefly is the CMBC Program update and a few comments on our share split. Many have asked about the airing of the CMBC Program, Business and Beyond, that will feature DATATRAK. The taping of this program was done several weeks ago and is now being edited and the voice over script is being applied. As soon as we hear the airing times from the producer, we will make the appropriate announcement.

Regarding our share split that will be applied to the company’s shareholders of record at the close of business next Monday, August 15th, let me just say that our management team and board of directors are very pleased to be able to make this action a reality.

Our strong performance and increasing visibility in the financial markets is attracting a growing number of institutions, funds and investors in general to the opportunity that we offer. This split should help improve our liquidity, reduce our trading volatility, and allow for broader distribution of our common shares.

That concludes my initial comments, and Terry and I would be happy to address any questions you have.

Operator: Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, please press the star key followed by the digit one on your telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again if you do have a question, please press star one.

And our first question will come from Tom Wyman.

Tom Wyman: Hi, Dr. Green – it’s Tom Wyman. Thank you for taking my question. Could you tell me more about the competitive dynamic that you’re in, who you do battle with day to day in your marketplace? And also, help me to understand the guidance that you’ve provided. You mentioned revenue guidance for this year. Is that different from prior guidance? Thank you.

Jeff Green: OK. I will – I will take those in order. We never forget that the market leader in this sector is a three-ring binder of paper. Though it’s becoming less so, there are still companies where we have to actually have discussions and convince, and sadly many times this is the senior management that doing their clinical trial with EDC is better and actually not as risky as it is with paper.

So those discussions still occur. We still lose business to conventional paper process, although I will say that that is declining.

The technology competitors we run up against most often include probably I would Oracle there, (Face Forward, MediData), eTrials, those are sort of the companies involved in what we call the beauty contest.

Let me address the second part of your question and I respectively will change one of the words. We actually didn’t go out with specific guidance. We didn’t give any EPS ranges. What we gave in February was a comfort level related to a 50 percent revenue growth rate for the year, a maintenance of 75 percent gross margins, an effective tax rate of three percent of the year and a growth of SG&A over ’04 of approximately 35 percent.

So it was not guidance in terms of what you traditionally reserve that term for in terms of EPS estimations.

Tom Wyman: I guess, if we’re – can I ask another question while I have the line open?

Jeff Green: I guess, is that OK?

Male: Yes, that’s ...

Operator: Yes, your line is still open.

Jeff Green: OK, go ahead.

Tom Wyman: With respect to the competitors that you mentioned on the tech side, what sort of market share do you end up having roughly in the marketplace verses Oracle and (Face Forward) and some of the other names that you rattled off?

Jeff Green: That’s a very good question and I will give you an estimation that we have said repeatedly, but I cannot prove it to you because most of the companies we compete with are private. Oracle and (Face Forward), of course, are public, but this is a small piece of the overall Oracle, of course. So we don’t know the revenue size of the private companies.

But our estimation is that we’ve got a market share I would estimate in between a 10 to 15 percent range. But there’s no way for me to prove to disprove that number.

Tom Wyman: OK, and then my last question, how much of your business is international at this point?

Jeff Green: That’s another question that has been asked before and let me answer it in the way that we have in the past, that’s a difficult answer to say in a black or white manner and let me give you an example.

There’s a trial that we’ve completed a few years ago that enrolled 7,000 patients. The customer was based in Bridgewater, New Jersey, which is where they signed the contract. The project manager was based in Amsterdam and the company was a French company with headquarters in Paris. So it’s hard for – and it was run at 192 sites and 21 countries. So it’s hard for us to look at that and say, do you call that an American study because it was signed off from Bridgewater? Or do you call that a European study because the headquarters were in France or the project manager was in Amsterdam? That’s why it’s very difficult to evaluate that perspective.

Right now, we have about 8,000 users in 49 countries, and almost all of our clinical trials are international in scope.

Tom Wyman: And to use the baseball analogy, what inning of the game are we in terms of penetration of your product in the marketplace? I’m just trying to get a sense for how far along this company is.

Jeff Green: There’s two outs in the first inning.

Tom Wyman: OK. And has any consultants taken a shot at estimating the total size of the market when it’s fully built out?

Jeff Green: Well, we can actually give a reasonable answer to that. Our average contract size in ’04 was $300,000 for all of the trials that we had running. There was obviously a wide range there with the lowest being around 80,000 and the highest being six million, but the average was 300,000.

There are eight to 10,000 clinical trials started each year around the world. So if you multiply those numbers together, you get a potential market size if everything were done with EDC of two to four billion.

Tom Wyman: OK. Great. Thank you very much.

Jeff Green: Yes.

Operator: Next we’ll hear from Chris Ryder.

Chris Ryder: Hi.

Jeff Green: Hello, Chris.

Chris Ryder: How are you?

Jeff Green: Good.

Chris Ryder: In February you described a comfort level of about 50 percent revenue growth, 75 percent gross margin, three percent tax rate, SG&A at 35 percent.

Jeff Green: Yes.

Chris Ryder: I thought on this call you would widen that range to a range of 40 to 60 percent revenue growth.

Jeff Green: Forty and sixty is what has actually occurred in the first two quarters.

Chris Ryder: OK. So, as we look out to the end of year ’05, are you changing that comfort level of guidance?

Jeff Green: We are focusing people on the lower end of that range.

Chris Ryder: So we’re talking about a 40 percent revenue guidance for December ’05.

Jeff Green: I think that’s the conclusion you come to when you have a range of 40 to 60 and you guide to the lower end of that, yes.

Chris Ryder: OK. And then when we look at the backlog number, you said 17.5 has been signed and – but there were 3.8 that were announced but not yet signed.

Jeff Green: That is correct.

Chris Ryder: Does that mean that the pending backlog number is 21.3?

Jeff Green: It is in the 20 range, I don’t know what the exact number is. But it is north of the 17.5 because the majority of that 3.8 has not been – officially it’s been signed by us but the other signature’s waiting from a customer, and we don’t count it until both signatures occur.

Chris Ryder: Does that 3.8 contemplate the total – in your press release, you talked about potential contracts, authorization letters that have passed the (local) stages.

Jeff Green: Yes.

Chris Ryder: Is there another bucket of revenue that hasn’t been – isn’t part of that $3.8 million number?

Jeff Green: You mean revenue or backlog?

Chris Ryder: Potential opportunity for DATATRAK.

Terry Black: There’s always ongoing contracts in the discussions. The 3.8 is where we know is pretty solid because we’ve already ((inaudible)) signed one half the contract waiting for it to close. We have not historically talked about those that have gotten verbal approval because typically they do once we get verbal approval, go to contracting pretty fast.

But the 3.8 is where we know is pretty solid.

Chris Ryder: So as we think about, you know, the last conference call when you were talking about the change in your business model, you laid out three buckets, you know, contracts pending and potential.

Jeff Green: Yes.

Chris Ryder: We know what the contracts are, 17.5; we know what the pending is, 3.8. How do we think of potential?

Jeff Green: Well, as Terry said, there’s always potential, Chris. We haven’t discussed our pipeline historically in our calls and I’d prefer not to get into that. But there’s, in that – remember those three lines as we do our projections that you just stated, which are the ongoing contracts, the ones that are pending and most of that 3.8 is in line number two moving up to line number one. And then there’s the other business that is much softer which we call our pipeline, and we haven’t historically quantified that.

But there’s always things in that pipeline area.

Chris Ryder: And then going back to the guidance number, as of the first six months, your SG&A growth has been about 32 percent. Are you comfortable then with that level given that that’s where you’ve been tracking as we think of building a December ’05 model?

Terry Black: Yes. If you look at the way we’re projecting and Jeff talked about a number of initiatives that we’re embarking upon acceleration of development and Sarbanes and so forth, that was factored into our initial estimates of 35 percent and we’re still pretty comfortable.

Chris Ryder: OK. Thank you.

Terry Black: Chris, we like the word comfort better than guidance.

Chris Ryder: OK.

Terry Black: OK.

Chris Ryder: Thank you.

Operator: We’ll now hear from Andrew MacPherson.

Andrew MacPherson: Hi, guys – a couple of quick questions. What change in the business, if any, has caused the broadening of the top line guidance comfort, whatever range you want to call it?

Jeff Green: I’d have to say it’s probably timing, Andrew. When we announced the new contracts or the new potential pending business coming in of approximately the 3.8, once again, that 3.8 hit all three of those lines. Some of the 3.8 was change orders of ongoing contracts, which we just talked about on the comments. Some of it was pending contracts that we knew were coming that were getting signed. And some of it was brand new often called by us “business from the sky” that is distant but it showed up relatively quickly.

So that 3.8 was not – should not be viewed as being added onto what our comfort level we mentioned in February was, but is actually part in parcel of all three categories.

Andrew MacPherson: OK. And is it still reasonable to assume the seasonality is such that it is with the Q4 traditionally being one of the strongest quarters of the year and Q3 slightly below that?

Jeff Green: No, I wouldn’t say that there’s anything traditional about Q4. It’s true that last year, Q4 was very strong because people happen to slam in the work that they needed to get done by the end of the year. We have had fourth quarters were it was light because they take the final two weeks of December off as a vacation. There’s now way to predict or I think it’s dangerous to even think about projecting what Q4 would be in a consistent way. It’s worked in both manners and I have now way of predicting at this point in time what’s going to happen with Q4 this year.

Andrew MacPherson: OK. I guess the point I’m trying to get at is based on the business for the first half of the year, trying to figure out how it’ll play out in the second half of the year. Any thoughts or color you could provide on that?

Jeff Green: Actually, I was going to ask you, Andrew. If we – I share the challenge with having to do that because we face that all the time. Don’t forget this is a very young industry as we talked about. We’re two outs in the first inning. This is a very young company. And throw on top of that, the dynamic nature of clinical trials and how they change. Within a day of announcing the 3.4, the – I’m sorry, the 3.2, it was actually 3.4 and that was within 24 hours.

So to try to have people focus on a number and pin it down to an exact specific science, it just can’t be done in this industry or this company at this point in time.

But I understand the challenge. I mean we face that all the time ourselves. It’s the best that we can do is what we’ve done this year, think, which is provide general comfort level of what we see developing and the range has actually broaden.

So, I mean, that’s the only way I can answer it for you. I can’t give you a specific answer of how to project that out.

Andrew MacPherson: Got you. And the SG&A of 35 percent year over year, that’s just a fixed dollar amount, not the ratio on the actual, correct?

Terry Black: Basically it’s the percentage of growth compared to last year is what we’re saying.

Andrew MacPherson: Just confirming it.

Terry Black: OK.

Andrew MacPherson: OK. Thanks.

Operator: Next we’ll hear from Andrew Bugyis.

Andrew Bugyis: Hey, Doc, help me out here a little bit. You had said in the past announcing every contract was not your style and you didn’t want to be in the press release business. You were only going to announce the material things. And I wonder how this last Aware (SAS) contract qualifies, because it’s only like a half-a-million bucks and I need a little help. Are we going to continue to announce Aware contracts for some strange reason of half-a-million dollar size?

Jeff Green: That’s a good question, Andy. In the $3.2 million announcement a couple of weeks ago, we actually did put that paragraph in there that it is not our policy to announce every contract and it will remain our policy. And I specified the reasons in that announcement why that was special.

Why is the Aware announcement this week special? Well, first of all, I remember a question by (Peter McMullen) a few conference calls ago asking us if we expected to get new Aware customers by the end of the year. And my answer was, that we expected to get another Aware customer by the end of the year, and I believe that I promised him at that time that as we got Aware customers because that was a new initiative, that we would announce it. So that’s the reason number one.

Once we have hopefully five to 10 more Aware customers, we won’t have to say anything about it and it will be routine, but it’s not routine at this point in time. So that’s reason number one.

Reason number two, this happened relatively quickly. Customers make a decision on a trial by trial basis and it’s always good to remind the investment community and the customers, once again our press releases go to two constituencies. They go to our customers and they also go to investors.

When customers see that other clients are moving to Aware and that they can make this decision in a very flexible way without up front cost, that’s another reason to put that out.

And the third reason really in this announcement is one of these clients is a strong advocate of a CDMS architecture, and it shows the markets that, I believe this customer’s very wise, they’re going to evaluate both processes and see what is efficient and most cost effective for them. That was the third reason for the announcement.

Andrew Bugyis: All right, let me – I understand the first two reasons. The third reason is that this small trial does have the prospect of stealing a lot of business from another vendor?

Jeff Green: Yes.

Andrew Bugyis: OK, that’s good enough for me. All right, thank you.

Jeff Green: And hopefully future trials, if the metrics show what we believe they can show.

Andrew Bugyis: All right. Thank you.

Operator: We’ll now hear from Stephen Shipman.

Stephen Shipman: Yes, Doctor, thanks for your time. Simple question, could you discuss the expenses of the quarter involved with Sarbanes-Oxley. What portion of that is ongoing expenses and what portion are one time expenses?

Jeff Green: Yes, good question. I’ll ask Terry to handle that one.

Terry Black: Let me answer your question more as the year as a whole. We’re estimating that Sarbanes will cost us about $650,000. That’s in our SG&A estimates right now. And then on an ongoing basis, probably about half of that will stay.

Stephen Shipman: And the setup before the $650,000 was how much?

Terry Black: I’m sorry?

Stephen Shipman: The setup before the $650,000 or was that ...

Jeff Green: The $650,000 is total expenditures for the year for SOX.

Stephen Shipman: Right, I got that. Was there any start up expenses last year that you incurred to get this whole thing going?

Terry Black: I see your question now, the were pretty nominal last year, maybe $40,000.

Stephen Shipman: So you’re over the hump?

Terry Black: Well, we’re getting there. We’ve got a long way to go.

Stephen Shipman: Thank you.

Operator: Next we’ll hear from Peter McMullin.

Peter McMullin: Hello, Dr. Green.

Jeff Green: Hi, Peter.

Peter McMullin: Just wanted to talk, it’s been six months since the SAS thing got going and I wondered if you could just tell the group how you’re spending or how the company’s spending its time, is there great potential with SAS than the old model, if you will? Or just how do you see things going forward and the implications for the company?

For example, you know, are there potentially, you know, bigger deals or where the average size of a contract would go up? Just give us some color on how you would contrast, you know, DATATRAK plus SAS verses DATATRAK standalone, if you will.

Jeff Green: Well, I think the first way I’d approach answering that question is I’ll classify that there’s a lot of intellectual curiosity in the market about what we’re doing with SAS. I think the message is clearly out there from the Drug Information Association Meeting, it was clear that people knew what we were doing. They had read the releases. They were no pun intended, aware of this effort. I think their intellectual curiosity centers around they clearly see the advantages if you can get this down. And I think what they’re waiting to do is, is this going to be as good as what you think. And that has to do with the integration, and the connector, and this process being automated. And customers being able to access their data from around the world every 24 hours by going to any Web site in a statistically valid format is an unheard efficiency in this industry.

So I think a lot of people are curious to see if this is going to be true, and I think the reason why that the recent three clinical trials from the two customers, once again, they’re DATATRAK customers who came to us with EDC studies who were going to get them anyway, and they wanted to run those trials with Aware.

So it’s a very easy way for them to – there’s no cost involved to set it up. They don’t have to – I mean, they have to undergo a training, but there’s no installation of software or anything like that. It’s all ASP. So I think they’re going to test it out to see how it works.

And if we’ve done our job right, I believe they can’t but fail to be impressed with this process.

What I see in the future is if it pans out the way we believe it can, I think there’s going to be a lot of people who are going to see that this is the most efficient way to manage your data, and that you can bypass big bulky expensive CDMS architectures that were designed for paper.

I think (Ron Fitzmartin) in the SAS press release said it very bluntly, and directly and honestly, is CDMS is a waste of money and I actually agree with that philosophy.

Peter McMullin: Would ultimately that lead to bigger opportunities combined in terms of either backlog or corporate commitment to EDC? Just, you know, what does it do to the ongoing model?

Jeff Green: Well, there are discussions going on with customers at a broader level than just a trial by trial level. I believe that there’s two ways this can happen. They’ll either take the approach like Daichi has taken and decided on their repository strategy and move forward with that with all their data. Don’t forget this repository ((inaudible)) and development can handle all data not just data from DATATRAK. So it can handle data from your CRO’s, and your IVRS systems and things like that.

So it’s an overall corporate strategy and customers who take that approach who want to just plug in EDC and include that as a part of the process, that has to lead to a highway of information that they want to drive on very frequently because the road’s already built. It only makes sense to drive on that and leverage the concrete that you’ve laid down.

Other customers may want to approach it on a trial by trial basis, see how it works, and if they are indeed impressed with it, take that to their senior management and say, you know, we’ve re-thought things and we like this new process and here’s how we think it can work. And that possibly over the next one to two years could lead to those companies making a corporate decision towards a repository strategy with STD. And that’s the give and take of this relationship.

We can actually assist in helping customers adopt SAS (Drug Development) and help SAS sell that as a repository for them. And at the same time, customers who have bought the SAS (Drug Development) license, SAS can help us augment our EDC business by plugging DATATRAK EDC through the connector into that repository that they’ve already bought. So it works both ways.

Peter McMullin: It sort of been working a little more towards DATATRAK introducing customers to SAS rather than the other way around. Will there be a catch up, would be one question. And, you know, let me leave it that.

Jeff Green: Yes, I believe there will. That catch up will take longer because the way SAS is going to bring those clients to use is not going to be probably on a trial by trial basis. It’s going to be on a license basis.

And since a license for a SAS (Drug Development) is a much larger commitment than sticking your toe in the water and trying it on a trial, that’s where I think that the selling cycle will take a period of time, and those discussions are occurring. And Daichi sort of fits somewhere in between. Yes, Daichi is a current customer of DATATRAK, but they’ve also made the commitment for a SAS (Drug Development) license in a big way as a corporate strategy. So that really sort of splits it right down the middle.

Peter McMullin: And last question, I’ll get off, but anything happening with the other strategic partners with SAS or it seems like most of the benefits are occurring to DATATRAK so far.

Jeff Green: I don’t know their situation at all. I have checked on the SAS Web site as well as the other companies Web site, which is eTrials, to see if there have been announcements related to that. I have not seen any, so that’s the only way I have to judge that.

Peter McMullin: Thank you.

Jeff Green: OK.

Operator: Once again if you do have a question, please press star one. We’ll take a follow up question from Chris Ryder.

Chris Ryder: Hi.

Jeff Green: Hi, Chris.

Chris Ryder: Since we’re talking a little bit about Daichi, I’m presuming that they’re not a part of that potential signed backlog?

How do we think then about the size of that opportunity? I know that the guidance you’re talking about from 40 to 60 percent is for – I’m sorry, the comfort level is 40 to 60 percent for ’05, but most of the SAS contract wins will have a big impact in ’06. How do we think about that as a potential backlog number?

Jeff Green: The only way I can answer that, Chris, is nothing has been announced related to that.

Chris Ryder: But in the dialog of your press release, you talked about potential unsigned contracts. So since – if we don’t – if we make it more broad enough to say Daichi, you signed a number of SAS relationships, how much of potential opportunity has that already given to DATATRAK?

Jeff Green: Well, when you’re talking potential opportunity, you’re talking pipeline, and we don’t really disclose the pipeline information until it has moved to very close to backlog or backlog stage.

Chris Ryder: We’ve seen in December an approximately $14 million backlog that in March became a $13.5 million backlog that in June is now $17-and-a-half million that is now at a record as of today in August at almost 21-and-a-half million of backlog.

Jeff Green: That’s not an official backlog, but very close to it, yes.

Chris Ryder: So what I’m trying to get a sense of is how do we look at backlog as a useful predictor?

Jeff Green: Good question and we’ve had many discussions about that and we’ve tried to clarify that to the markets as much as possible, and we added a sentence to our language in this press release. I don’t know if people who have been following us for a long time have noticed it. But it’s a factual statement in that historically, our backlog has been a relatively poor predictor of short-term revenue. And we’ve talked about that at length because of change orders and change orders flowing immediately into revenue and never appearing in the backlog because backlogs only reported every three months. We’ve, I think, exhausted that sort of discussion.

But we didn’t add another portion to that statement, which I think is reasonably correct, that backlog is a better predictor of long term revenue growth than it is of short term. Because as we said before, we would all feel better if our backlog were 30 million verses 10 because that indicates longer term projects because our projects run over – run over multiple years.

So I guess my best answer to that, Chris, is historically it’s been a very poor predictor of short term revenue because when our backlog was flat, we were still growing revenues at 50 percent and that was hard for people to understand how that could occur. I think it still is a relatively poor predictor of short term revenue even if you have a large backlog because it takes a certain amount of time for the projects to get started and to start booking revenue. But I think it is a parameter that can be looked at for long term revenue estimations.

Chris Ryder: Part of the problem though is that when you start talking about widening the range of 40 to 60 percent, you’re also introducing the fact that, you know, for example, the two new contracts came within one week of identification to decision to do. So the chance of having, you know, more lumpiness is actually going up rather than becoming more (forecastable).

Jeff Green: And we will face lumpiness in this company as we grow in this emerging market, I think, for quite a while. And I think that everybody should understand the potential for lumpiness on a quarter by quarter basis.

I think the way to look at what we’re doing is to look at DATATRAK in a mega trend market which is moving from manual process to technology based, and I think that has to be looked at over a couple year period as an investment strategy. This is not a company to look at on a micro analysis at least from our perspective of a quarter by quarter basis.

It’s so dynamic and our business model actually even adds to that. As I said before, if we sold licenses and could amortize the license over a year period of time there was a guaranteed payment, we could be much more accurate in that estimation. But we don’t sell our product that way. We sell not fixed contracts, but in scope contracts in a business that characteristically is always out of scope, and it’s hard to pin that down.

Chris Ryder: OK. Thanks for that explanation.

Jeff Green: Yes.

Operator: We’ll now hear from Abe Christensen.

Abe Christensen: Hey there – I just had couple of questions tightening down the bottom line estimates going forward. I wanted to ask a little bit about the gross margins, what your comfort range is there. And also there’s also a big jump in interest income in the current quarter and I wondered if you could talk a little bit about that and how that’s going to – what’s driving the interest income and what can we expect there going forward?

Terry Black: The jump of interest income is the economy as a whole, you’re seeing an improvement there. And also, our round of funding last December, so we have more cash than we had before.

The gross margin, I think you heard Jeff repeat that for the year, we’re comfortable with the 75 percent.

Abe Christensen: OK, great.

Terry Black: Thank you.

Operator: And there appear to be no further questions at this time.

Jeff Green: All right. Well, thank you everyone and we’ll talk to you again as a group in November after the end of the third quarter.

Terry Black: Thank you.

Jeff Green: Good bye.

Operator: That does conclude today’s conference call. Thank you for your participation.

END